Exhibit 14

SHF Holdings, Inc.

Code of Ethics and Business Conduct

1. Introduction

1.1 The Board of Directors of SHF Holdings, Inc. (together with its subsidiaries, the “Company”) has adopted this Code of Ethics and Business Conduct (the “Code”) in order to:

(a) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b) promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

(c) promote compliance with applicable governmental laws, rules and regulations;

(d) promote the protection of Company assets, including corporate opportunities and confidential information;

(e) promote fair dealing practices;

(f) deter wrongdoing; and

(g) ensure accountability for adherence to the Code.

1.2 For the avoidance of doubt, all directors, officers and employees are required to comply, as applicable, with the Listing Rules of the Nasdaq Stock Market (“Nasdaq”), federal and state securities laws, including, without limitation, the rules and regulations promulgated by the SEC, and all other laws, rules, and regulations applicable to directors, officers and/or employees of the Company. In addition to executing the “Acknowledgment of Receipt and Review” below, directors and officers of the Company must submit an executed copy of the Director and Officer Compliance Certification attached hereto as Exhibit A to the General Counsel on an annual basis.

1.3 All directors, officers and employees are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in Section 11, Reporting and Enforcement.

2. Honest and Ethical Conduct.

2.1 The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

2.2 Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in their dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom they have contact in the course of performing their job.

3. Conflicts of Interest.

3.1 A conflict of interest occurs when an individual’s private interest (or the interest of a member of their family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of their family) takes actions or has interests that may make it difficult to perform their work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of their family) receives improper personal benefits as a result of their position in the Company.

3.2 Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or [executive] officer [or their family members] are expressly prohibited.

3.3 Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Section 3.4.

3.4 Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization from legal department by providing a written description of the activity and seeking the legal department’s written approval.

Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Chief Legal Officer.

4. Compliance.

4.1 Employees, officers and directors should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates.

4.2 Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Legal Department.

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4.3 No director, officer or employee may purchase or sell any Company securities while in possession of material nonpublic information regarding the Company, nor may any director, officer or employee purchase or sell another company’s securities while in possession of material nonpublic information regarding that company. It is against Company policies and illegal for any director, officer or employee to use material nonpublic information regarding the Company or any other company to:

(a) obtain profit for himself or herself; or

(b) directly or indirectly “tip” others who might make an investment decision on the basis of that information.

5. Disclosure.

5.1 The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

5.2 Each director, officer and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel.

5.3 Each director, officer and employee who is involved in the Company’s disclosure process must:

(a) be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and

(b) take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

6. Protection and Proper Use of Company Assets.

6.1 All directors, officers and employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability and are prohibited.

6.2 All Company assets should be used only for legitimate business purposes[, though incidental personal use [is/may be] permitted]. Any suspected incident of fraud or theft should be reported for investigation immediately.

6.3 The obligation to protect Company assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any nonpublic financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

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7.Corporate Opportunities. All directors, officers and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. Directors, officers and employees may not use Company assets, property, information or position for personal gain (including gain of friends or family members). In addition, no director, officer or employee may compete with the Company.

8.Confidentiality. Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers or partners, except when disclosure is expressly authorized or is required or permitted by law. Confidential information includes all nonpublic information (regardless of its source) that might be of use to the Company’s competitors or harmful to the Company or its customers, suppliers or partners if disclosed.

9. Fair Dealing. Each director, officer and employee must deal fairly with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom they have contact in the course of performing their job. No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts or any other unfair dealing practice.

10. Anti-Bribery and Anti-Corruption.

10.1 The Company, its officers, employees and agents are prohibited from giving, offering, authorizing or promising anything of value (as defined below), directly or indirectly, to a Public Official (as defined below) with the intent to improperly obtain or retain any business or other advantage (e.g., tolerance of non-compliance with applicable rules, favors, or preferential treatment), or direct any business or other advantage to any other person in violation of applicable anti-bribery and/or anti-corruption laws, including, without limitation, the Foreign Corrupt Practices Act of 1977 (the “FCPA”).

10.2 Business entertainment, gifts, and/or payment for travel expenses (any of which is a “Business Courtesy”) for a Public Official are acceptable only upon the written approval of the General Counsel. The General Counsel will approve entertainment only if it has a valid business purpose and is reasonable in view of such business purpose. Entertainment will not be approved if it does not provide an opportunity to address business issues, is lavish, is requested too frequently for a specific Public Official, or might otherwise prove embarrassing for the Company. Gifts will be approved only if they are of token value, are legal and customary in the jurisdiction in which they are given, and will be given openly to the Public Official. Travel expenses, including food and lodging, will be approved only if they are directly related to the promotion or demonstration of the Company’s products or services or related to the execution of a contract. Expenses beyond what is reasonably necessary for the business purpose, including lavish accommodations or expenses for spouses and children, will not be approved. Whenever a Business Courtesy is provided, the expenses must be supported by receipts and accurately recorded in the Company’s books and records. To the full extent possible, all expenses should be paid directly to the vendor of the services.

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10.3 No employee may retain a consultant, agent, or distributor until sufficient due diligence has been performed to enable the employee to conclude with reasonable assurance that the consultant, agent, or distributor understands and will fully abide by the FCPA. In evaluating potential consultants, agents, or distributors, and then during any subsequent relationship with such parties, employees must be conscious of any “red flags” that may be present or arise. A “red flag” is a fact or circumstance that serves as a warning signal that an intermediary may act corruptly. It is the responsibility of any employee that observes a red flag to either resolve such red flag by further investigation or to refer the matter to the appropriate Company official.

10.4 For purposes of this Section 10:

(a) “anything of value” means not only cash and cash equivalents, but also gifts, entertainment, accommodations, donations, contributions, loans, offers of employment, and anything else of tangible or intangible value to the recipient.

(b) “Public Official” means any (i) employee, official, or representative of any (x) national, state, local, or any other government department, bureau, agency, or instrumentality, including an entity that is owned or controlled by any government, (y) political party, or (z) public international organization; (ii) political party or candidate for political office; or (iii) any person acting for or on behalf of a Public Official.

11. Reporting and Enforcement.

11.1 Reporting and Investigation of Violations.

(a) Actions prohibited by this Code involving directors or executive officers must be reported to the Audit Committee.

(b) Actions prohibited by this Code involving anyone other than a director or executive officer must be reported to the General Counsel.

(c) After receiving a report of an alleged prohibited action, all appropriate actions necessary to investigate the action must be promptly taken.

(d) All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

11.2 Enforcement.

(a) The Company must ensure prompt and consistent action against violations of this Code.

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(b) If, after investigating a report of an alleged prohibited action by a director or executive officer, a determination is made that a violation of this Code has occurred, a report to the Board of Directors shall be provided.

(c) If, after investigating a report of an alleged prohibited action by any other person, a determination is made that a violation of this Code has occurred, a report to the General Counsel shall be provided.

(d) Upon receipt of a determination that there has been a violation of this Code, the Board of Directors or the General Counsel will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

(e) Notwithstanding anything to the contrary herein, in the event a director, officer, or employee violates, or is alleged to have violated, any federal or state securities law, the General Counsel and any other appropriate officer shall report such violation or alleged violation in due course to the SEC, Nasdaq and/or any other applicable authority.

11.3 Waivers.

(a) Each of the Board of Directors or Audit Committee (in the case of a violation by a director or executive officer) and the General Counsel (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code unless such violation also constitutes a violation of law, rule or regulation.

(b) Any waiver for a director or an executive officer shall be disclosed as required by SEC and Nasdaq rules.

11.4 Prohibition on Retaliation.

The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

12. Compliance Officer. In the event that the office of General Counsel is vacant, or the Company’s General Counsel is otherwise unavailable, the responsibilities of the General Counsel pursuant to this Code shall instead be those of the Compliance Officer. The Company has appointed the Chief Investment & Strategy Officer as the Compliance Officer for this Code. The Company may, in its sole discretion, replace the Compliance Officer at any time.

Approved: March 30, 2026

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Acknowledgment of Receipt and Review

[To be signed and returned to the Legal Department.

I, ________________________, acknowledge that I have received and read a copy of the SHF Holdings, Inc. Code of Ethics and Business Conduct. I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code.

I understand that I should approach the Legal Department if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

[NAME]

[PRINTED NAME]

[DATE]

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Exhibit A

Director and Officer Compliance Certification

I, the undersigned, have reviewed and understand the provisions of the laws, rules, regulations and policies listed below applicable to me in my capacity as a director and/or officer of the Company. To the best of my knowledge, I have been in compliance with all such laws, rules, regulations and policies, as applicable, during the last year and have made all disclosures required by such laws, rules, regulations and policies, as applicable.

●	Code of Ethics and Business Conduct;

●	Financial Policy on Insider Trading;

●	The Nasdaq Stock Market LLC Rules Series 5600 (Corporate Governance);

●	Securities Act of 1933, as amended;

●	Securities Exchange Act of 1934, as amended;

●	Foreign Corrupt Practices Act of 1977; and

●	Bank Secrecy Act of 1970.

If applicable, I, the undersigned, further certify that I, as a director of the Company, qualify, in accordance with the applicable charter, to be a member of the _______________________ Committee(s) of which I am currently a member.

[NAME]

[PRINTED NAME]

[DATE]

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